Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com PRESS RELEASE
Penson Worldwide, Inc. Reports Results for First
Quarter Ended March 31, 2010
EPS of $0.01 GAAP or $0.04 Excluding Transaction and Severance Expenses
DALLAS, TX, May 6, 2010 — Penson Worldwide, Inc. (NASDAQ: PNSN) today announced results for the first quarter ended March 31, 2010 in line with the Company’s April 20, 2010 news release.
•	Net revenues totaled $67.4 million and net income was $0.14 million, or $0.01 per diluted share.
•	Excluding $1.3 million in pre-tax expenses, equal to $0.03 per diluted share net of tax, net income was $0.94 million, or $0.04 per diluted share. These expenses consisted of $0.43 million in employee compensation for severance from cost cutting designed to bring overhead in line with current market activity, and $0.87 million in “other” and interest for costs associated with the pending transaction with Broadridge Financial Solutions, Inc. (NYSE: BR).
•	As compared to the pro forma fourth quarter 2009, results reflect $1.9 million less in “other” non-interest revenues, and $1.4 million more in expenses for floor brokerage, exchange and clearance fees.
Building for the Future
“In the absence of a more normal trading and interest rate environment, our focus continues to be on investing for the future by growing our correspondent base in the US and around the world, expanding our products and services, and increasing efficiencies,” said Philip A. Pendergraft, CEO of Penson.
During the first quarter of 2010, these accomplishments included:
•	Second sequential quarterly increase in correspondent count since 4Q08.
•	Record “pipeline” of new and signed correspondents not yet contributing to revenues, including the previously announced TradeKing agreement.
•	Steady progress in signing correspondents for Penson’s recently launched Australian operations.
•	Continued growth to record levels of interest earning average balances.
•	Maintaining the earnings power of the Company for a more normalized interest rate environment.
•	Ensuring that the Broadridge transaction remains on track.
“When volumes and interest rates rebound from today’s depressed levels, we expect to be well-positioned to significantly expand margins and profitability,” Mr. Pendergraft concluded.
For Immediate Release

First Quarter 2010 Analysis (on a sequential quarter basis)
Revenues
•	Clearing and commission fees were off slightly as stronger equity and futures volumes in the U.S. were offset by the deconversion in December 2009 of E*Trade Canada, which was purchased by Scotiabank, as previously announced.
•	“Other” revenues of $12.5 million declined from $14.4 million (excluding the sale of LCH.Clearnet stock), primarily reflecting lower execution revenue and the impact of E*Trade Canada on payment for order flow.
•	Net interest revenue from customer balances increased slightly to $13.8 million, reflecting increased balances, to a record $5.84 billion, and wider spread of 92 basis points.
•	Net interest revenue from conduit stock lending to other broker-dealers increased 7%, to $1.3 million, as a 19% increase in balances more than offset a decline in spread.
Expenses
•	Floor brokerage, exchange and clearance fees increased 19%, reflecting “fully loaded” costs from industry central counterparties.
•	Interest expense rose 3% (net of Broadridge transaction costs in 1Q10 and 4Q09) due to higher average corporate borrowings of $100 million in the first quarter, versus $84 million in the fourth quarter, to help support customer activity and growth in customer balances.
New Business
•	Penson had 297 revenue-generating correspondents at March 31, 2010, compared to 290 at December 31, 2009.
•	Penson GHCO futures operations added seven introducing brokerage firms, for a total of 56, while securities clearing operations remained level with 241 correspondents.
•	As of March 31, 2010, there was a record “pipeline” of 38 new correspondents.
•	Penson’s Australian subsidiary has signed five correspondents since the fourth quarter 2009, when it initiated clearing operations. New correspondents include Austock and D.J. Carmichael.
Interest Rate Sensitivity
•	Based on the size and composition of Penson’s customer interest earning and interest paying average balances for the first quarter 2010, the Company estimates that each 25 basis point increase in the federal funds rate would increase net interest revenue by approximately $1 million per quarter.
The Broadridge Transaction
•	The pending acquisition of approximately 100 correspondent contracts from Broadridge’s Ridge Clearing & Outsourcing Solutions, Inc. remains on track for closing in the second quarter of 2010, subject to regulatory approval.

•	Acquiring the Ridge contracts is expected to add approximately $50-60 million in annual net revenues and make Penson the nation’s number two securities clearing firm, based on a total of approximately 400 correspondents.
•	Penson continues on schedule with plans to outsource certain functions to Broadridge, starting with the processing of Penson’s Canadian business on Broadridge’s BPS platform later this year. The conversion to these new back office systems and other outsourcing are expected to significantly reduce costs in the future.
New Debt Capital
•	Penson closed today on the sale of $200 million aggregate principal amount of 12.5% senior second lien secured notes due 2017.
•	Net proceeds have been used to pay off outstanding indebtedness of approximately $110 million under the Company’s former revolving credit agreement with its bank group.
•	The balance is intended to be used to provide working capital to support the acquired Ridge correspondents, and for other general corporate purposes.
•	Also today, Penson closed on a new three-year amended and restated revolving credit agreement, with a commitment of up to $75 million, with its bank group.
Non-GAAP Financial Measures
From time to time, the Company uses certain non-GAAP measures of financial performance to supplement the unaudited financial statements presented in accordance with GAAP. The Company presents non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.
We have reported our results of operations both with and without the effect in the first quarter of 2010 for severance costs associated with a reduction in staff and expenses related to the transactions with Broadridge Financial Solutions, Inc.; and in the fourth quarter of 2009 of revenue from the sale of LCH.Clearnet stock, expenses related to the transition to a new back office system in the UK, and expenses related to the transactions with Broadridge. We believe that, given the nature of these items, it is useful to state what our results of operations would have been without them so that investors can see underlying trends in our business.
Conference Call
Penson will host a conference call on Friday, May 7, 2010, at 10:00 AM Eastern Time (9:00 AM Central Time) to discuss this news release and other related subjects. The call will be accessible live via a webcast on the Penson Investor Relations section of www.penson.com. A webcast replay will be available shortly thereafter.

About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, Penson Asia Limited, and Penson Financial Services Australia Pty Ltd., among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Alternext, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian Alternative Trading Systems. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Services Australia Pty, Ltd is a member of the ASX Group, which operates the Australian Stock Exchange and the Sydney Futures Exchange. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, Kansas City Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts: Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232

PENSON 1Q10 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
	(unaudited)
Revenues
Clearing and commission fees	$34,366	$35,125
Technology	5,384	5,665
Interest, gross	20,590	22,036
Other	12,554	11,477

Total revenues	72,894	74,303
Interest expense from securities operations	5,467	7,546

Net revenues	67,427	66,757

Expenses
Employee compensation and benefits	27,634	28,929
Floor brokerage, exchange and clearance fees	9,088	7,416
Communications and data processing	11,397	10,557
Occupancy and equipment	7,804	7,245
Other expenses	6,725	9,181
Interest expense on long-term debt	4,555	685

	67,203	64,013

Income before income taxes	224	2,744
Income tax expense	85	1,056

Net income	$139	$1,688

Earnings per share — basic	$0.01	$0.07

Earnings per share — diluted	$0.01	$0.07

Weighted average common shares outstanding — basic	25,573	25,260
Weighted average common shares outstanding — diluted	25,704	25,300

PENSON 1Q10 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Cash and cash equivalents	$94,441	$48,643
Cash and securities — segregated under federal and other regulations	3,786,624	3,605,651
Receivable from broker-dealers and clearing organizations	300,805	225,130
Receivable from customers, net	1,128,673	1,038,796
Receivable from correspondents	200,860	74,992
Securities borrowed	1,074,336	1,271,033
Securities owned, at fair value	245,148	223,480
Deposits with clearing organizations	659,988	433,243
Property and equipment, net	37,845	34,895
Other assets	310,019	295,212

Total assets	$7,838,739	$7,251,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$215,074	$336,056
Payable to customers	5,682,615	5,038,338
Payable to correspondents	389,657	249,659
Short-term bank loans	16,763	113,213
Notes payable	144,960	132,769
Securities loaned	878,577	898,957
Securities sold, not yet purchased, at fair value	102,649	97,308
Accounts payable, accrued and other liabilities	107,250	85,873

Total liabilities	7,537,545	6,952,173

Stockholders’ Equity
Total stockholders’ equity	301,194	298,902

Total liabilities and stockholders’ equity	$7,838,739	$7,251,075

PENSON 1Q10 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(in thousands)	2009	2009	2009	2009	2010
Interest revenue

Interest on asset based balances	$15,766	$20,414	$18,656	$17,998	$16,990
Interest on conduit borrows	4,891	9,388	6,555	4,234	3,659
Money market	1,379	1,039	(115)	14	(59)

Total interest revenue	22,036	30,841	25,096	22,246	20,590

Interest expense

Interest expense on liability based balances	4,099	3,690	3,366	4,342	3,149
Interest on conduit loans	3,447	7,114	5,235	2,986	2,318

Total interest expense	7,546	10,804	8,601	7,328	5,467

Net interest revenue	$14,490	$20,037	$16,495	$14,918	$15,123

Average daily balance (1)

Interest earning average daily balance	$4,450,567	$4,796,250	$5,395,192	$5,833,439	$5,842,117
Interest paying average daily balance	4,063,743	4,350,120	4,760,552	5,244,733	5,343,046
Conduit borrow	617,165	656,539	697,698	528,583	628,684
Conduit loan	614,609	655,171	695,567	526,548	626,605

Average interest rate on balances (1)

Interest earning average daily balance	1.42%	1.70%	1.38%	1.23%	1.16%
Interest paying average daily balance	0.40%	0.34%	0.28%	0.33%	0.24%

Spread	1.02%	1.36%	1.10%	0.90%	0.92%
Conduit borrow	3.17%	5.72%	3.76%	3.20%	2.33%
Conduit loan	2.24%	4.34%	3.01%	2.27%	1.48%

Spread	0.93%	1.38%	0.75%	0.93%	0.85%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.

Fed rate
Average	0.25%	0.25%	0.25%	0.25%	0.25%
Ending	0.25%	0.25%	0.25%	0.25%	0.25%

PENSON 1Q10 RESULTS
Penson Worldwide, Inc.
Non-GAAP Disclosure
(Unaudited)
(In thousands, except per share data)

Three Months Ended
March 31, 2010
Net revenues, GAAP basis	$67,427

Net income, GAAP basis	$139
Non-GAAP adjustments, net of tax:
Broadridge transaction costs	539
Severance costs	264

Net income, as adjusted	$942

Earnings per share — basic, GAAP basis	$0.01

Earnings per share — basic, as adjusted	$0.04

Earnings per share — diluted, GAAP basis	$0.01

Earnings per share — diluted, as adjusted	$0.04

Weighted average common shares outstanding — basic	25,573
Weighted average common shares outstanding — diluted	25,704